EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Carriage Services, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-136313, No. 333-162408, and No. 333-166912) on Form S-8 and (No. 333-171711) on Form S-3 of Carriage Services, Inc. (the Company) and subsidiaries of our reports dated March 9, 2012 with respect to the consolidated balance sheets of the Company as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011 which reports appear in the December 31, 2011 annual report on Form 10-K of Carriage Services, Inc.

/s/ KPMG LLP

Houston, Texas

March 9, 2012